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                                                                    EXHIBIT 99.2

                                                           NEWS RELEASE

[CENTURY ALUMINUM LOGO]



CENTURY ALUMINUM ANNOUNCES PRICING OF 7.5% SENIOR NOTES DUE 2014

     August 10, 2004, MONTEREY, CA - Century Aluminum Company (NASDAQ: CENX) announced today that it has priced its previously announced private offering of $250 million aggregate principal amount of senior notes due 2014 ("Notes"). The Notes will bear interest at a rate of 7.5% per annum and will mature on August 15, 2014. The Notes will be senior unsecured obligations of Century and will be guaranteed by most of Century's domestic subsidiaries. The sale of the Notes is expected to close on August 26, 2004.

     Century intends to use the net proceeds from the sale of the Notes, together with proceeds from its previously announced private placement of $175 million aggregate principal amount of its 1.75% Senior Convertible Notes due 2024 ("Convertible Notes"), to purchase up to 100% of its outstanding $325 million aggregate principal amount 11 3/4% senior secured first mortgage notes pursuant to a previously announced tender offer and consent solicitation. The proceeds also will be used for general corporate purposes including to fund a portion of the costs related to the ongoing expansion of Century's Nordural facility. The sale of the Notes is conditioned upon Century's completion of the tender offer and consent solicitation. Century has received tenders of more than 96% of its outstanding first mortgage notes. The tender offer will expire on August 26, 2004, unless extended. The private placement of Convertible Notes closed yesterday and resulted in net proceeds to Century of approximately $169 million.

     The Notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended ("Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such Notes and is issued pursuant to Rule 135c under the Securities Act.

About Century

     Century is a producer of primary aluminum with 615,000 metric tons per year ("mtpy") of primary aluminum production capacity. Century owns and operates a 244,000-mtpy primary aluminum reduction facility at Hawesville, KY, a 170,000-mtpy facility in Ravenswood, WV and a 90,000-mtpy facility in Grundartangi, Iceland. Century also owns a 49.67-percent interest in a 222,000-mtpy facility in Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operator of the facility. Century's corporate offices are located in Monterey, CA.

Forward Looking Statements

     This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's filings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

     Contact:
     Century Aluminum Company
     A.T. Posti, 831-642-9364